Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Movella Holdings Inc. of our report dated March 31, 2023, relating to the consolidated financial statements of Movella Inc., appearing in the Current Report on Form 8-K/A of Movella Holdings Inc. filed on March 31, 2023.

/s/ RSM US LLP

San Jose, California
May 1, 2023